Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

To: Thoughtful Media Group Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 16, 2023 in the Registration Statement on Form S-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Thoughtful Media Group Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2022, the related consolidated statements of operations and comprehensive loss, and cash flows, in the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

OneStop Assurance PAC

Singapore

October 16, 2023